UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Alta Equipment Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-0223495
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

13211 Merriman Road Livonia, Michigan 48150	90025
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares (each representing 1/1000th in a share of 10% Series A Cumulative Perpetual Preferred Stock, par value $0.0001)	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

File No. 333-251097

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

The class of securities to be registered hereby are the depositary shares (the “Depositary Shares”), each representing 1/1000th interest in a share of 10% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value, with a liquidation preference of $25,000 per share (equivalent to a $25.00 liquidation preference per Depositary Share) (the “Series A Preferred Stock”) of Alta Equipment Group Inc. (the “Company”). The description of the terms of the Depositary Shares and the Series A Preferred Stock set forth under the heading “Description of Capital Stock and Securities Offered—Securities Offered in this Offering” and “—Series A Preferred Stock” and “—Depositary Shares,” in the accompanying prospectus that constitutes a part of the Company’s Registration Statement on Form S-1 (File No. 333-251097) filed under the Securities Act of 1933, as amended are incorporated herein by reference.

Item 2. Exhibits.

3.1     Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Form 8-A (File No. 001-38864) filed by the Company on February 14, 2020).

3.2     Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Form 8-A (File No. 001-38864) filed by the Company on February 14, 2020).

3.3     Certificate of Designation designating the 10% Series A Cumulative Perpetual Preferred Stock of the Company (incorporated by reference to Exhibit 3.3 of the Form S-1 (File No. 333-251097) filed by the Company on December 3, 2020).

4.1     Deposit Agreement among the Company, Continental Stock Transfer & Trust Company, as Depositary, and the holders of depositary receipts, with respect to the 10% Series A Cumulative Perpetual Preferred Stock of the Company (incorporated by reference to Exhibit 4.4 of the Form S-1 (File No. 333-251097) filed by the Company on December 3, 2020).

4.2     Specimen certificate representing the 10% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share, of the Company (incorporated by reference to Exhibit 4.5 of the Form S-1 (File No. 333-251097) filed by the Company on December 3, 2020).

4.3     Form of Depositary Receipt (included as Exhibit A to Exhibit 4.1).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

December 18, 2020	ALTA EQUIPMENT GROUP INC.

	By:	/s/ Ryan Greenawalt
Ryan Greenawalt
Chief Executive Officer